Exhibit 10.2

IBM Global Technology Services

Statement of Work for

IBM Managed Resiliency Services — managed continuity

Prepared for

EXA Corporation 55

Network Drive

Burlington, MA 01803

February 3, 2011

The information in this Statement of Work may not be disclosed outside of Customer enterprise and may not be duplicated, used or disclosed in whole or in part for any purpose other than to evaluate the services, provided that if a contract is awarded to IBM as a result of or in connection with the submission of this Statement of Work, Customer will have the right to duplicate, use or disclose the information to the extent provided by the contract. This restriction does not limit the right of Customer to use information contained in this Statement of Work if it is obtained from another source without restriction. IBM retains ownership of this Statement of Work.

7.	Contract Period and Termination			19

	7.1	Continuation of Services		19

	7.2	Termination		20

8.	Changes			20

	8.1	Changes to the Services Requested by Customer		20

	8.2	Changes to the Services Recommended by IBM		21

	8.3	Changes to this SOW		21

		8.3.1	Change Control Process	21

		8.3.2	Emergency Change and Exclusion	22

9.	Charges			23

	9.1	Price Changes		25

10.	Other Terms and Conditions			25

	10.1	Conditions for Provision of Support Services		25

	10.2	IBM-Provided Equipment and Software		25

	10.3	License to Use Space		25

	10.4	Security		25

	10.5	Acceptable Internet Use Policy		26

	10.6	Liability		26

	10.7	Regulatory Services		26

Statement of Work for Services

This Statement of Work (“SOW”) is between the EXA Corporation (also called “Customer”, “you” and “your”) and the IBM legal entity referenced below (“IBM”).

This SOW shall be governed by the terms and conditions of the IBM Customer Agreement (“Agreement”) specified in the signature block of this SOW.

Capitalized terms not defined in this SOW are defined in the Agreement.

IBM Managed Resiliency Services — managed continuity

1.	Scope of Work

IBM will provide IBM Managed Resiliency Services – managed continuity (called “Services”) as described in this SOW and the Schedule for IBM Managed Resiliency Services – managed continuity (called “Schedule”). The Services are designed to provide installation and operational support within an IBM data center where Customer may locate Customer-Provided Equipment, as defined below, and where Customer may connect to other communication networks.

IBM specifies the details of Customer’s order (including the Services, “Contract Period”, and Customer’s “Services Allocation”) in the Schedule. Exhibit A to the Schedule details the list of available Support Services Customer may select and the associated rate to be used to calculate charges against the “Services Allocation” and/or charges to be billed to Customer for those Services. IBM may update Exhibit A annually to add, delete, or modify service descriptions and to update the associated rates. Such changes to Exhibit A do not require further approval.

If there is a conflict between the terms and conditions of this SOW and the Schedule, the Schedule will govern.

2.	Facilities and Hours of Coverage

a.	The Services will be performed at the IBM Services Site(s) specified in the Schedule.

b.	IBM will provide the Services 24 hours a day, 7 days a week.

3.	Definitions

Customer Space – the data center space at the Services Site, set aside for the Customer’s exclusive use during the Contract Period.

Customer-Provided Equipment – property (including computer equipment, systems and associated software installed on such equipment) provided by the Customer, or by a third party on behalf of the Customer, for installation or storage in the IBM-provided space. Customer-Provided Equipment is identified in the Schedule.

Customer-Provided Network Circuits and Network Equipment – property, such as networking components, provided by or for the Customer by a third party, for installation in the IBM-provided space. Customer-Provided Network Circuits and Network Equipment to be installed in such space are identified in the Schedule.

Data Center Space – the IBM data center space within the Services Site that is used by multiple Customers.

Infrastructure Services – the provision of power to the racks and/or cabinets, and air that is temperature and humidity controlled.

Services Allocation – the dollar amount, included in the Services Total Quarterly Charge which is available to the Customer on a quarterly basis to be used for Support Services, as specified in the Schedule. Service Allocation may not be carried forward to the next quarter.

Services Site(s) – IBM-provided facility location where the Services are provided, as specified in the Schedule.

Services Request Tool – a Web-based site used by the Customer to request support services.

Support Services – services provided by IBM upon Customer’s written request or as defined in Exhibit A to the Schedule, to assist Customer in support of Customer’s environment within the Customer Space. Support Services may be billed separately.

4.	Services

4.1	Project Management Services

4.1.1	IBM Project Management Responsibilities

The purpose of this activity is to provide an IBM Project Manager who will establish a framework for communications, reporting, procedural and contractual activities for the Services. The IBM Project Manager will:

a.	review the SOW, and any associated documents, with “Customer Point of Contact”;

b.	coordinate and manage the technical activities of IBM’s personnel;

c.	provide a data collection questionnaire, checklist or form to be completed by the Customer;

d.	establish and maintain communications through “Customer Point of Contact”, as defined in the section entitled “Customer Point of Contact Responsibilities” below;

e.	review and administer a project Change Control Process with Customer Point of Contact, as defined in this SOW;

f.	prepare and maintain the project plan which lists the activities, tasks, assignments, milestones and estimates for IBM’s performance of this SOW;

g.	measure, track and evaluate IBM’s progress against the project plan;

h.	monitor and report to Customer as specified in the Schedule under “Reporting Services”;

i.	provide Customer notice in writing in advance of any anticipated infrastructure Services activity within the Customer Space;

j.	participate in meetings with the project team, as required; and

k.	help resolve deviations from the project plan with “Customer Point of Contact.”

Completion Criteria:

This is an ongoing activity that will be considered complete at the end of the Contract Period.

4.1.2	Customer Point of Contact Responsibilities

Prior to the start of the Services, you will designate a person (“Customer Point of Contact”) to whom all communications relative to the Services will be addressed, and who will have the authority to act on your behalf in all matters regarding this SOW. Customer Point of Contact will:

a.	complete and return any questionnaires or checklists within five days prior to the scheduled “Planning Session”, or as otherwise agreed by IBM. Gather and provide any other applicable information, data, consents, decisions and approvals as required by IBM to perform the Services, within two working days of IBM’s request, or as otherwise agreed;

b.	serve as the interface between IBM’s project team and all Customer departments and third party contractors or vendors used by the Customer participating in the Services;

c.	ensure that the electrical power usage in the Customer Space does not exceed the power capacity as described in the Schedule;

d.	participate in meetings with the IBM Project team, as required;

e.	manage Customer’s performance such that the tasks in the project plan assigned to personnel within the Customer’s organization will be completed according to the timetable in the project plan;

f.	provide timely and accurate communications to the IBM Project Manager about any issues that may arise regarding the Services;

g.	help resolve Services issues, and escalate issues within Customer’s organization, as necessary; and

h.	administer the Change Control Procedure with the IBM Project Manager.

4.1.3	Customer General Responsibilities

IBM’s performance is dependent upon Customer management and fulfillment of its responsibilities, at no charge to IBM. Any delay in performance of Customer responsibilities may result in additional charges and/or delay of the completion of the Services. Such additional charges and/or delay will be handled in accordance with the Change Control Procedure. Customer will:

a.	make appropriate personnel available to assist IBM in the performance of its responsibilities;

b.	ensure that IBM personnel, or persons authorized by IBM, are allowed access to the Customer Space at all times;

c.	ensure Customer’s compliance with the Services Site procedures, rules and regulations as provided by IBM;

d.	be responsible for the maintenance and repair of the Customer-Provided Equipment installed at the Services Site, as well as technical (maintenance, updating) and contractual responsibility for the systems and application software installed on such equipment. In particular, ensure that current maintenance and license agreements are in place with applicable vendors for such Customer-Provided Equipment, for the associated Customer-Provided Network Circuits and Network Equipment and for any other products and services upon which IBM is relying to provide the Services described herein;

e.	allow IBM to cite Customer’s company name and the general nature of the Services to other potential customers;

f.	authorize International Business Machines Corporation and its subsidiaries (and their successors and assigns, contractors and IBM Business Partners) to store and use Customer’s business contact information wherever IBM does business, in connection with IBM products and services or in furtherance of IBM’s business relationship with Customer;

g.	obtain any necessary consents and take any other actions required by applicable laws, including but not limited to data privacy laws, prior to disclosing any of its employee information to IBM. Customer also agrees that with respect to data that is transferred or hosted outside of the United States, Customer is responsible for ensuring that all such data transmitted outside of the United States adheres to the laws and regulations governing such data;

h.	prior to making Customer’s facilities, software, hardware, networks or other similar resources available to IBM, promptly obtain any licenses or approvals necessary for IBM or its subcontractors to use, access and modify such resources to the extent necessary for IBM to perform the Services, including the development of any Materials. IBM will be relieved of its obligations to the extent Customer’s failure to promptly obtain such licenses or approvals adversely affect IBM’s ability to perform its obligations. If a third party asserts a claim against IBM as a result of Customer’s failure to promptly obtain these licenses or approvals, Customer agrees to reimburse IBM for any costs and damages that IBM may reasonably incur in connection with such claim;

i.	be responsible for the accuracy and currency of the list of personnel Customer authorizes to have access to the Services Site. Customer must promptly notify IBM of any additions to or deletions from its list of authorized personnel;

j.	be responsible for the content of any database, the selection and implementation of controls on its access and use, backup and recovery and the security of the stored data. This security will also include any procedures necessary to safeguard the integrity and security of software and data used in the Services from access by unauthorized personnel;

k.	be responsible for the identification and interpretation of any applicable laws, regulations, and statutes that affect Customer’s existing application systems or programs to which IBM will have access during the Services. It is Customer’s responsibility to ensure the systems and programs meet the requirements of those laws, regulations and statutes;

l.	take all reasonable precautions to protect programs and machines included in Customer-Provided Equipment from infection by computer viruses or other malicious software;

m.	maintain the security of the user names and passwords provided to Customer for access to the proprietary Web-based tool (called the “Services Request Tool”), including not disclosing such information to any employees who do not have a need to know, or any third party;

n.	be responsible for the security of data during transmission on the Customer-Provided Network Circuits and Network Equipment (and for correcting transmission errors and data corruption problems) notwithstanding any other provision herein;

o.	be responsible for the content of any data transmitted to and stored on any Customer-Provided Equipment;

p.	be responsible for the operation of its IT processing and any related activities;

q.	inform IBM in writing prior to any change in Customer-Provided Equipment (addition, removal) as listed in the Schedule and of any modification to the installation, using the process as described in the section entitled “Changes”;

r.	comply with the circuit assignment for Customer’s cabinets as provided by IBM;

s.	comply with the quality and standards of Customer’s cabinets within the non-caged Customer Space, as provided by IBM;

t.	comply with the IBM location assignment for new racks or stand-alone equipment as provided by IBM;

u.	be responsible for the electrical power used by each rack or each item of equipment and ensure you do not exceed the power allocated by IBM, as specified in the Schedule; and

v.	be solely responsible for:

1.	the permanent removal of Customer data and software, from any IBM-provided equipment used by the Customer at the Services Site, prior to returning such IBM-provided equipment to IBM;

2.	securing in the Customer Space or removing from the Services Site, as applicable, all Customer-Provided Equipment and associated Customer-Provided Network Circuits and Network Equipment, papers and other media, reference materials, and Customer confidential information, including all Customer property (personal or otherwise), before leaving the Services Site at any time during the term of the contract; and

3.	removing from the Customer Space and Services Site, all Customer-Provided Equipment and associated Customer-Provided Network Circuits and Network Equipment, papers and other media, reference materials, and Customer confidential information, including all Customer property (personal or otherwise), no later than 11:59 p.m. (Eastern Time) on the last day of the Contract Period. Otherwise, IBM will perform the removal and Customer will pay IBM for the expenses incurred.

4.1.4	Mutual Responsibilities

IBM and Customer will each comply with applicable export and import laws and regulations, including those of the United States that prohibit or limit export for certain uses or to certain end users, and each of us will cooperate with the other by providing all necessary information to the other, as needed for compliance. Each of us will provide the other with advance written notice prior to providing the other party with access to data requiring an export license.

4.2	Services

4.2.1	IBM Responsibilities

Activity 1 - Project Initiation

The purpose of this activity is to conduct a Planning Session either by conference call or at the Services Site with the Customer Point of Contact and designated personnel. The Planning Session will be conducted at the initiation of the project, on a mutually agreed upon date, not to exceed eight hours, to:

a.	introduce the project participants;

b.	discuss project team roles and responsibilities;

c.	review the Services objectives and provide input to the project plan;

d.	review the completed data collection questionnaire or checklist and identify any missing information; and

e.	develop a preliminary schedule of activities including schedule of onsite planning activities and target dates for the setup of Customer Space.

Completion Criteria:

This activity will be complete when IBM has conducted the Planning Session.

Activity 2 - Setup of IBM-Provided Customer Space

The purpose of this activity is to provide the Customer Space in accordance with the descriptions in the Schedule. IBM will provide Customer Space as specified in the Schedule in the table entitled “Customer Space Description”.

IBM will:

a.	“build out” the Customer Space to be consistent with the initial configuration and/or specifications set forth in the Schedule. Upon completion of the initial build out (which consists of installation of the IBM-provided equipment, network circuits and power runs set forth in the Schedule) the IBM Project Manager will review the configured Customer Space with the Customer Point of Contact. Ownership of such IBM-provided equipment and circuits will not pass to the Customer;

b.	use the information you provide to IBM to configure the Customer Space to initiate the Services; and

c.	make the Customer Space available for Customer use after completion of the activities set forth in this section, as specified in the Schedule; and.

d.	monitor the Services Site infrastructure 24 hours a day, 7 days a week; except for interruptions for support and planned maintenance of the Services Site.

Completion Criteria:

This activity will be complete when the IBM Project Manager has provided written notification to the Customer Point of Contact that the Customer Space is established as specified in the Schedule and available for Customer use.

Activity 3 - Support Services

The purpose of this activity is to provide scheduled Support Services as described in the Schedule and per incident Support Services provided upon Customer’s written request. Such Support Services will only be available after the tasks in the section entitled “Set-Up of IBM-Provided Customer Space”, subsection “Setup of IBM-Provided Customer Space” are completed. Customer will submit requests for Support Services via the Services Request Tool or in accordance with the section entitled “Change Control Process”. Depending on the requested Support Services, Customer may be charged as described in the section entitled “Charges” and as specified in the Schedule.

If a Service Allocation is specified in the Schedule and the amount is insufficient to fulfil a service request, IBM will notify the Customer. If the Customer provides IBM written authorization to proceed to provide the Support Services, IBM will invoice the Customer for the Support Services as described in the “Charges” section of this SOW.

For Scheduled Support Services, the services will be provided as described in the section of the Schedule entitled “Scheduled Support Services”.

IBM will:

a.	provide Customer with access (via username and password) to the Services Request Tool where Customer can submit requests for Support Services as listed in Exhibit A to the Schedule;

b.	provide Customer with informal instruction on the use of the Services Request Tool;

c.	acknowledge Customer service requests via the Services Request Tool; and

d.	respond to Customer service requests as specified in the Schedule and acknowledge the request with an estimated completion time as described in the Services Request Tool.

Completion Criteria:

This activity is ongoing and will be complete at the end of the Contract Period.

4.2.2	Customer Responsibilities

Customer agrees to:

a.	arrange for installation of Customer-Provided Equipment and Customer-Provided Network Circuits and Network Equipment set forth in the Schedule in the section entitled “Customer-Provided Circuits and Equipment Specification”. Customer is responsible for all costs associated with Customer-Provided Equipment and Customer-Provided Network Circuits and Network Equipment, including costs for delivery to, installation and removal at, and return from the Customer Space, and any maintenance and usage charges levied by Customer’s vendors;

b.	request the infrastructure facilities necessary for the proper operation of Customer-Provided Equipment within the lead time IBM specifies to allow for any required changes;

c.	provide IBM written notice of any changes, additions or deletions to the Customer-Provided Equipment or Customer-Provided Network Circuits and Network Equipment. All such changes, additions or deletions shall be processed in accordance with the requirements of the section entitled “Changes”. IBM’s approval, which will be reflected in an updated Schedule, is required prior to delivery of any Customer-Provided Equipment or Customer-Provided Network Circuits and Network Equipment to the Customer Space;

d.	provide any updates, as they become available, to the information previously provided to IBM to ensure that IBM has the most current information required to perform the Services;

e.	bear the risk of loss while Customer-Provided Equipment is in transit to and from the Services Site, and be responsible for arranging and paying for all packing and transportation expenses when shipping such equipment to and from the Services Site;

f.	perform, or provide for the performance of the maintenance and repairs, necessary engineering changes (including those for safety as required by IBM and/or IBM’s insurers, local laws, ordinances, or code), and de-installation activities of Customer-Provided Equipment;

g.	provide necessary cables, tools, and other items to install Customer-Provided Equipment at the Services Site;

h.	be responsible for the costs to repair any damage to the Customer Space within the Services Site during any installation, usage or de-installation; notwithstanding anything herein to the contrary, this provision shall survive the expiration or termination of this SOW;

i.	permit Customer personnel to request Support Services using the Services Request Tool;

j.	provide IBM, at no charge, with any unique manuals, configuration specifications, software specifications, written procedures including training, or other information which IBM will need to perform the Services Customer acknowledges that to provide these Services IBM will rely on what you provide;

k.	provide for the performance of maintenance, upgrades, and the application of all necessary corrective fixes to Customer-Provided Equipment (for both software and hardware);

l.	provide and install the software Customer requires on the Customer-Provided Equipment;

m.	comply with the procedures and instructions IBM provides, including those for security and safety related to these Services and the Services Site;

n.	use the Services Request Tool to request Support Services, and by doing so, Customer agrees that IBM will debit the Services Allocation, if available, or bill Customer for the requested Services, as defined in Exhibit A of the Schedule;

o.	maintain insurance required by you to cover loss of, or damage to, Customer-Provided Equipment when in the Services Site (except for theft or vandalism for which IBM is responsible);

p.	to be solely responsible for:

(1)	any loss of, or damage to Customer records and data;

(2)	the accuracy and adequacy of all software used in connection with these Services;

(3)	the integrity of the Customer data; and

(4)	the security of data during transmission and for correcting transmission errors and data corruption problems;

q.	leave the Customer Space in the same condition in which it was delivered to Customer, reasonable wear and tear excepted. After Customer vacates the space, IBM will, if necessary and at Customer’s expense, return the space to the same condition as when it was delivered to Customer.

4.3	Optional Internet Access

The Internet access service is designed to enable the Customer to establish a connection to the Internet in the Customer Space (called “Internet Access”) and is available at Customer’s request for the charges specified in the Schedule.

In addition to the responsibilities set forth in the section entitled “IBM Responsibilities” and upon completion of subsection “Setup of IBM-Provided Customer Space” above, IBM will perform the responsibilities set forth in this section in the applicable “IBM Responsibilities” subsection described below for the Internet Access specified in the Schedule.

In addition to the responsibilities set forth in the sections entitled “Customer Point of Contact Responsibilities”, Customer General Responsibilities” and “Customer Responsibilities” above, Customer agrees to perform the responsibilities set forth in this section in the applicable “Customer Responsibilities” subsection described below for each the Internet Access specified in the Schedule.

The services described in this section are optional and will only be available after the tasks in the section above entitled “Setup of IBM-Provided Customer Space”, subsection “IBM Responsibilities”, are completed. If Internet Access is selected, IBM will provide access to the Internet at the Customer Space, as specified in the Schedule, in accordance with the following terms.

4.3.1	IBM Responsibilities

IBM will:

a.	select one or more Internet Service Providers (called “IBM ISPs”) and provide local access and network interface equipment for connection from the Customer Space to each of the IBM ISPs;

b.	provide the bandwidth Customer requests, as specified in the Schedule;

c.	provide, upon Customer request, a single default public Internet Protocol (“IP”) address allocation specified in the Schedule. Customer may request that IBM provide additional IP addresses which, if available, will be provided by IBM for an additional charge to be included in the Services Total Quarterly Charge;

d.	provide one Ethernet interface to commonly configured resources partitioned to support multiple customers at the Data Center Space; and

e.	configure the IBM edge IP router to Customer routing specifications.

Completion Criteria:

If this option is selected, this activity will be ongoing and will be complete on the Contract End Date.

4.3.2	Customer Responsibilities

Customer agrees:

a.	for IP addresses Customer provides:

(1)	that IBM is authorized, upon Customer’s request, to act as your agent with your Internet Service Providers (called “Customer’s ISPs” or “your ISPs”) and the IBM ISPs, as applicable, during the Contract Period;

(2)	to promptly provide any and all required notices or authorizations for announcement or termination of announcement of Customer’s IP addresses, specified in the Schedule, to Customer ISPs and IBM ISPs; and

(3)	to make arrangements with the applicable ISPs to allow Customer IP addresses to be announced to the Internet from both your Customer Space and the Services Site.

b.	whether IP addresses are supplied by Customer or by IBM to:

(1)	provide IBM, in a timely manner, with the configuration information IBM requires to enable Customer to access the Internet;

(2)	provide technical assistance to IBM regarding enabling Customer access to the Internet, upon IBM’s reasonable request;

(3)	provide a firewall, router or other device to interface with the IBM-provided Internet connection;

(4)	notify IBM, in a timely manner, of any changes in your Internet environment that may require a modification to the networking configuration; and

(5)	be solely responsible for the content of any transmissions using Internet access pursuant to this section or any other use of such Internet access by Customer or by any other person or entity Customer permits to use such Internet access.

4.3.3	General Terms

In addition to other applicable terms in this SOW, the following terms apply when IBM enables access to the Internet in the Customer Space:

a.

IBM or each of the IBM ISPs reserves the right to immediately terminate or restrict the use of IBM provided Internet access enabled pursuant to this section for activities that, in IBM’s or its ISP’s reasonable judgment, violate IBM’s Acceptable Use Policy as defined and described into the appropriate section below. Unless Customer’s continued use of such Internet access would a) violate or cause IBM or its ISP to violate applicable law or government order, b) create an unacceptable risk to IBM, IBM’s other customers, or the IBM ISP, c) cause IBM to violate IBM’s agreements with IBM’s other customers or its ISP, or d) cause IBM, IBM’s other customers, or the IBM ISP irreparable harm, IBM will use commercially reasonable efforts to notify Customer prior to such termination or restriction of Customer’s use and discuss in good faith whether remedies other than the termination or restriction of Customer’s use of such Internet access may be available. In the event Customer’s use of such Internet access is terminated or restricted, IBM will use commercially reasonable efforts to work with Customer and an applicable Internet service provider to help Customer obtain access to the Internet as soon as practicable.

b.	Customer will defend and indemnify IBM from and against any and all liabilities and costs (including reasonable attorney’s fees) arising from any and all claims by any person or entity based upon the content of any transmission, or any other use by Customer of Internet access enabled pursuant to this section or use by any person or entity Customer permits to use such Internet access.

c.	Internet Access is provided on an “as is” and “as available” basis without warranties of any kind, express or implied, including, but not limited to warranties of title, non-infringement or implied warranties of merchantability or fitness for a particular purpose; provided, however, that the network interface equipment and edge IP router at the Services Site (including the wide area network interface and the Ethernet interface on the edge IP router) are not subject to the preceding provision of this sentence, but are governed by the provisions of the section entitled “Warranty” in the Agreement.

5.	Service Levels

The service levels described in this section (the “Service Levels”) establish targets to measure the support infrastructure (power, temperature, and humidity) within the Data Center Space. In addition, the credits associated with the specified infrastructure service levels are described below.

IBM’s ability to achieve the target service levels described below are based on the Customer’s electrical load not exceeding the maximum power capacity as specified in the Schedule and the provisions of the section titled “Setup of IBM-Provided Customer Space”.

Service level measurement reports from the Data Center Space monitoring system will be made available as described in the Schedule; such reports will include power, temperature and humidity alarms detected by date. In the event of an unplanned interruption, IBM will notify Customer as soon as feasible following the interruption.

Reconciliation of any credits will be performed quarterly during the Contract Period. Any service level credit amounts will be reflected in IBM’s next quarterly invoice. In the case where there will be no further invoices, IBM will pay the Customer the amount of any applicable service level credit.

5.1	Service Level Definitions

Infrastructure Services Interruption – a concurrent and/or simultaneous loss of power to both power sources to a rack or cabinet, or temperature outside of target range, or humidity outside of target range, or any combination thereof. For clarity, a single event that causes more than one of these to occur shall only be considered one Infrastructure Services Interruption.

5.2	Power Provision Service Level

IBM will provide electrical power from the Data Center Space remote power panel to the Customer Space. Power to each rack and/or cabinet shall be supplied by two power circuits from separate power feeds to provide redundancy. A concurrent and/or simultaneous loss of power to both receptacles that supply a rack and/or cabinet shall be considered an Infrastructure Services Interruption.

5.3	Temperature Service Level

The target temperature range in the Data Center Space is between 68 to 78 degrees Fahrenheit as measured by the Data Center Space monitoring system (called “Temperature Service Level”). The Data Center Space monitoring system will measure the temperature of the return air to the Computer Room Air Conditioning units (CRACs), and the average of all CRAC unit inputs shall be the measurement used. If the temperature is outside the target range, IBM will take the corrective action necessary to bring the temperature in the Data Center Space back to within this target range as soon as possible. If the temperature in the Data Center Space does not fall within the Temperature Service Level for more than one hour during a 24 hour period, it shall be considered an Infrastructure Services Interruption.

5.4	Humidity Service Level

The target humidity range in the Data Center Space is between 35 percent to 55 percent relative humidity as measured by the Data Center Space monitoring system (called “Humidity Service Level”). The Data Center Space monitoring system will measure the relative humidity of the return air to the CRAC units, and the average of all CRAC unit inputs shall be the measurement used. If the relative humidity is outside the target range, IBM will take the corrective action necessary to bring the humidity in the Data Center Space back to within this target range as soon as possible. If the humidity in the Data Center Space does not fall within the Humidity Service Level for more than one hour during a 24 hour period, it shall be considered an Infrastructure Services Interruption.

5.5	Service Level Credits

IBM’s attainment of the Service Levels will be measured continuously and any Infrastructure Services Interruptions reported monthly.

a.	For the first Infrastructure Services Interruption during a contract year, the Customer is entitled to a credit toward the next Services Total Quarterly Charge of one percent of the Services Total Quarterly Charge minus any Services Allocation included in the Services Total Quarterly Charge, as specified in the Schedule;

b.	For the second Infrastructure Services Interruption during a contract year, the Customer is entitled to a credit toward the next Services Total Quarterly Charge of two percent of the Services Total Quarterly Charge minus any Services Allocation included in the Services Total Quarterly Charge, as specified in the Schedule; and

c.	For the third Infrastructure Services Interruption during a contract year, the Customer is entitled to a credit toward the next Services Total Quarterly Charge of three percent of the Services Total Quarterly Charge minus any Services Allocation included in the Services Total Quarterly Charge, as specified in the Schedule.

Should there be a fourth Infrastructure Services Interruption during a contract year, the Customer will have the right to terminate this SOW without penalty.

5.6	Service Level Applicability

The service levels described above shall take effect when the activity titled “Setup of IBM-Provided Customer Space” is complete and any Customer-Provided Equipment has been installed and operational.

5.7	Service Level Credit Limitations

Notwithstanding anything contained herein, the maximum aggregate credit that the Customer may receive during the annual measurement period shall not exceed the Services Total Quarterly Charge minus any Services Allocation specified in the Schedule multiplied by ** percent.

The service level remedies described in this Section are the sole and exclusive remedy of Customer for Infrastructure Services Interruptions. The foregoing does not preclude Customer from terminating this SOW for cause as described in the section titled “Termination”.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

5.8	Exclusions

IBM shall not be liable for any service level remedies nor credit if the non-performance was caused by these, or other actions of the Customer that could not be attributed to IBM:

a.	failure of any Customer-Provided Equipment;

b.	failure of the Customer to adhere to power capacity limits specified in the Schedule;

c.	any operation and/or action initiated by the Customer that prevents IBM from carrying out the Service and impacts the Service Levels;

d.	failure resulting from the non-application of a reasonable and feasible technical recommendation made by IBM in accordance with accepted practice;

e.	operations to stop/re-start resources that were planned by mutual agreement;

f.	any failure of the infrastructure caused by the Customer; or

g.	other activities the Customer directs, natural disasters, changes resulting from government, or other regulatory actions or court orders, acts of civil disobedience, acts of war, and other similarly catastrophic or unforeseeable force majeure events.

6.	Completion Criteria

IBM will have fulfilled its obligations for the Services described in this SOW when any one of the following first occurs:

a.	IBM completes the activities described in this SOW; or

b.	the Services are terminated in accordance with the provisions of the Agreement.

7.	Contract Period and Termination

The Contract Period Start Date, Contract Period End Date, and the Schedule Effective Date are set forth in the Schedule.

7.1	Continuation of Services

If Customer wishes to continue the Services without interruption beyond the current Contract Period, Customer must contract for a continuation of the Services a minimum of 6 months prior to the expiration of the Customer’s then-current Contract Period. If Customer does not wish to continue the Services beyond the current Contract Period, Customer must notify IBM in writing at least 6 months prior to the expiration of Customer’s current Contract Period. If Customer fails to do either of the foregoing, IBM will terminate Customer’s Services immediately upon expiration of Customer’s current Contract Period.

If IBM does not intend to offer a continuation of the Services beyond the end of the Customer’s then-current Contract Period, IBM will notify the Customer, in writing, at least 7 months prior to the end of the Customer’s then-current Contract Period.

7.2	Termination

Either party may terminate this SOW for material breach by the other upon written notice containing the specific nature of the material breach. The breaching party will have 30 days from receipt of notice to cure such breach, except for nonpayment by the Customer, which must be cured within five days from receipt of notice. If such breach has not been timely cured, then the non-breaching party may immediately terminate this SOW upon written notice.

In addition to the termination rights set forth above, the Customer may also terminate this SOW:

1.	after 03/31/2014, with 6 months written notice and payment of an adjustment charge, for convenience. In such case, the adjustment charge shall be the sum of the Services Total Quarterly Charges remaining until the End Date in the then current Schedule, multiplied by ** percent (**); or

2.	after 03/31/2014, with 6 months written notice, if the Customer enters into a contract with IBM for one of IBM’s “cloud computing” offerings to deliver services that offer substantially similar operational support to the Customer’s organization as those provided in this SOW. The new charges must not be less than the sum of the Services Total Quarterly Charges remaining until the End Date in the then current Schedule.

Upon termination of this SOW, other than for uncured material breach by IBM or as set forth in item #1 above (termination for convenience), Customer agrees to pay to IBM a) all applicable charges due IBM for the remainder of the Contract Period; b) all expenses IBM incurs through termination, and c) any costs IBM incurs in terminating the Services.

8.	Changes

8.1	Changes to the Services Requested by Customer

Customer may request a change to the Services by delivering one month’s prior written notice to IBM, and in the case where the change requires additional equipment a two month’s prior written notice, unless otherwise agreed by IBM. If IBM agrees, IBM will confirm the change in a revised Schedule showing the effective date of the change and any applicable adjustment in charges. IBM

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

will not unreasonably withhold its agreement. If IBM issues Customer a revised Schedule that reflects a change Customer’s Services, any adjusted Services Total Quarterly Charge will not be less that the current Services Total Quarterly Charge specified in the Schedule. IBM will adjust Customer’s Services Total Quarterly Charge based on IBM’s then current prices for the items that are the subject of the change. Services Allocation, if applicable, will also be adjusted. IBM will adjust Customer’s Services Total Quarterly Charge based on IBM’s then current prices for the items that are the subject of the change. Both parties must sign such revised Schedule for the Schedule to be effective.

8.2	Changes to the Services Recommended by IBM

IBM may recommend changes to the Services to be implemented, by delivering one month’s prior written notice to Customer. IBM’s ability to provide the Services may become impaired unless and until such documented recommendations, or mutually agreed alternatives, are implemented. If Customer declines to implement such recommendations or alternatives, IBM will not be responsible for any resulting impairment or failure of the Services, nor will IBM be liable for any service level remedies or credits. Upon Customer’s acceptance of IBM’s recommendations, or of agreed alternatives, IBM will confirm the change in a revised Schedule showing the effective date of the change and any applicable adjustment in charges. Both parties must sign such revised Schedule for the Schedule to be effective.

8.3	Changes to this SOW

8.3.1	Change Control Process

The following provides a detailed process to follow if a change to this SOW is required.

A Change Request Form (called “CRF”) will be the vehicle for communicating requests for changes. The CRF will be submitted via the Services Request Tool. The CRF must describe the requested change, the rationale for the change, when the change is requested to occur (date and time) and the effect the change will have on the project.

The requesting project manager (the IBM Project Manager or Customer Point of Contact) will review the proposed change and determine the urgency and validity of the change and whether to submit the request to the other party. Both project managers will review the proposed change and authorize it for further investigation or reject it. IBM will specify any charges for such investigation. If the investigation is authorized, the project managers will sign the CRF, constituting approval for the investigation charges. IBM will invoice you for any such charges. The investigation will determine the effect that the implementation of the PCR would have on price, schedule and other terms and conditions of the Agreement and this SOW.

A written CRF must be signed by both parties to authorize implementation of the investigated changes.

8.3.2	Emergency Change and Exclusion

Certain changes (specifically, urgent changes to Customer-Provided Equipment and/or Customer-Provided Network Circuits and Network Equipment) may be initially excluded from the Change Control Process described in this SOW (called “Emergency Change”).

Both project managers will review each such Emergency Change on a case-by-case basis.

For any such Emergency Change, the Customer will provide prompt written (such as email) notice to IBM.

In the event the Customer requires an Emergency Change as described in this section, the on-site IBM Project Manager may initially approve the Emergency Change on an exception basis. The Customer agrees to: a) promptly provide the appropriate information concerning the installation to IBM using the Change Request Form so that a comprehensive assessment of the impact to the Data Center Space can be completed; and b) pay the applicable adjustment in charges resulting from the Emergency Change. The Customer will provide such Change Request Form to IBM within five days after the IBM Project Manager has initially approved the change on an exception basis. IBM will confirm the change in a revised Schedule showing the effective date of the change and any applicable adjustment in charges. IBM will adjust your Services Total Quarterly Charge based on IBM’s then current charges for the items that are the subject of the Emergency Change. Both parties must sign such revised Schedule for the Schedule to be effective.

Such Emergency Changes may include (but are not limited to) the following:

a.	the swap out of identical devices due to device failure/fault; and/or

b.	the swap out of device sub-components due to failure/fault (such as hard drives, adapters, power supplies, and fan modules).

For such Emergency Change to qualify as an exclusion from the process described in the subsection above entitled “Changes to the Services Requested by the Customer”, the following conditions must be satisfied:

a.	BTU output of the device must be equal to or less than the device being swapped;

b.	amperage draw of the device must be equal to or less than the device being swapped;

c.	voltage of the device must be equal to or less than the device being swapped;

d.	the weight loading of the device must be equal to or less than the device being swapped; and

e.	IBM must approve that the device can be installed.

9.	Charges

The charges for Services described in this SOW, exclusive of applicable taxes and shipping charges, are detailed in the Schedule. Customer agrees to pay:

a.	the “Services One-Time Charge”, if any, for additional activities. Such charges will be quoted at the time of your written request via the Services Request Tool. IBM will invoice separately the Services One-Time Charge upon completion of the services. The Services One-Time Charge is incurred when the Schedule has been signed by both parties.

b.	the Services Total Quarterly Charge which consists of the minimum quarterly charge, the Services Site space, and Service Allocation, if applicable, as specified in the Schedule. IBM will invoice the Services Total Quarterly Charge quarterly in advance. If applicable, charges required to provide requested Support Services will be redeemed from the available Service Allocation. and

c.	Customer also agrees to pay the following additional charges, as applicable, which will be invoiced in the calendar month following the calendar month during which they are incurred:

(1)	charges for additional service activities not listed in Exhibit A of the Schedule, beyond the Services Allocation, in response to Customer’s written request. IBM will determine the charge and the estimated time to complete the activity via the Services Request Tool. Such activity will not commence until Customer approves the charge in writing via the Services Request Tool, or as IBM otherwise agrees. If IBM determines that it is necessary to exceed the charge to complete the service activity or that additional time is required, IBM will inform Customer as soon as practical. In such event, Customer may authorize additional time and/or charges in writing. If Customer alternatively chooses to end the service activity rather than continue, Customer agrees to pay IBM for any actual travel and living expenses incurred by IBM to that point. Customer will be charged only for the actual services provided up until the point Customer has notified IBM to stop work. These additional services may be invoiced separately;

(2)

charges for Support Services as specified in Exhibit A of the Schedule beyond the Services Allocation, upon Customer’s written request. The rates are specified in Exhibit A of the Schedule for these Services. IBM will determine the charge and the estimated time to complete the Support Services. Such work will not be performed until Customer approves the charge in writing. If IBM determines that it is necessary to exceed the charge to complete the work or that additional time is required, IBM will inform Customer as soon as practical. In such event, Customer may authorize additional time and/or additional charges in writing. If Customer alternatively chooses to end such Support Services rather than continue, Customer agrees to pay IBM for any actual travel and living expenses incurred by IBM to that point. Customer will be charged only for the actual services provided up until the point Customer notified IBM to stop work. These Support Services may be invoiced separately;

(3)	charges for miscellaneous expenses in response to Customer’s written request, for purposes related to the performance of the Services;

(4)	charges for housekeeping activities IBM performs that are Customer’s responsibility, such as any repair of damage to IBM facilities or property, or additional cleaning, or trash removal from space used by Customer;

(5)	any applicable non-recurring charges incurred. Non-recurring charges are per-incident charges incurred upon Customer’s written request. Per-incident charges apply to unscheduled Support Services, or additional activities associated with setting up the Customer Space. Such charges may be invoiced separately at the completion of such set-up activities.

(6)	charges for electrical usage in the Customer Space, to be invoiced monthly at current commercial rates. Total electrical usage charges will be determined based on metered usage of data processing and networking equipment in the Customer Space plus Customer’s pro rata-share, based on the total Customer Space Power as defined in the Schedule, of the overhead power charge to IBM;

(7)	charges for administrative office services, including but not limited to supply of stationery and supplies, photocopying, or secretarial support, provided in response to Customer’s written request, to be invoiced at the actual charge to IBM. Such administrative office services shall be recorded and reported to Customer;

(8)	any network usage charges or other telecommunications charges for the IBM provided Services Customer incurs;

(9)	any charges IBM specifies, and Customer authorizes, for investigation of any change Customer requests to this SOW; and

(10)	all actual and reasonable travel and living expenses incurred by IBM’s personnel during the performance of the Services. Such travel and living expenses must be pre-approved in writing by Customer.

Customer will be invoiced as specified in the Schedule. Invoices are payable upon receipt. Late payment fees may apply. Customer agrees to pay by electronic funds transfer (to an account specified by IBM) or other means acceptable to IBM.

9.1	Price Changes

IBM will not increase the Services Total Quarterly Charge or change the Service Hour Allocation shown on the initial Schedule during the first year of a Contract Period unless Customer requires changes to the Services, in which case a revised Schedule, showing any adjustments to the Services Total Quarterly Charge and the Schedule Effective Date, will be issued. On or after the first anniversary of the Contract Period Start Date, IBM may increase such charges by up to ** percent in any 12 month period.

10.	Other Terms and Conditions

10.1	Conditions for Provision of Support Services

IBM will perform installations, connection updates (for example cross-connects), upgrades, and maintenance on the Customer-Provided Equipment, as directed by Customer, provided such activities are considered “Customer Set Up (CSU)” or “operator tasks” by the manufacturer. IBM shall rely on Customer’s authorization to perform such activities and shall not be responsible for any adverse consequences to Customer’s contractual relations with third parties related to the Customer-Provided Equipment arising from the act of performing these activities.

10.2	IBM-Provided Equipment and Software

IBM may provide equipment (also called IBM-provided equipment) and/or software to be installed in the Customer Space, in order to implement the Services. Unless otherwise agreed in writing, no title for, or ownership of, the equipment will pass to you. Customer is granted only a limited license to use any such software IBM provides, only for the purposes stated in this SOW. All right, title and interest in and to any such software IBM provides remains with its rightful owner.

10.3	License to Use Space

Any space made available for Customer’s use, under this SOW, is provided by way of a license to use such space. This license does not give Customer exclusive possession or the right to exclusive occupation of any part of the Services Site, which will remain under the management control and possession of IBM (or as applicable, the supplier of the space) who shall be entitled to enter and use the Services Site and all parts thereof at any time. No landlord and tenant relationship is intended to be created between IBM and Customer in relation to the Services Site or any part thereof.

10.4	Security

IBM will follow commercially reasonable security practices and procedures to protect Customer-Provided Equipment while they are located at the Services Site. Such protection includes providing security that allows access only to those persons authorized either by IBM or by Customer and IBM. This security will be in place 24 hours a day, 7 days a week.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

10.5	Acceptable Internet Use Policy

Customer agrees to comply with the Acceptable Internet use policy for IBM services (called “AUP”), located at www.ibm.com/services/e-business/aup.html, as of the date Customer accepts this SOW, and any subsequent modification in accordance with the related AUP.

Notwithstanding the Changes section above, IBM reserves the right to make changes to the AUP, notably when such modification is required by law, regulation, or similar governmental action, or a ruling by a court of competent jurisdiction.

IBM reserves the right to investigate Customer’s non-compliance of the AUP. If IBM reasonably determines that Customer has failed to comply with the AUP, IBM may, in its sole discretion, do one or more of the following: a) remove or require immediate removal of any offending content; b) terminate this SOW for cause; and/or c) exercise any other rights or remedies, at law or in equity.

Customer agrees to reimburse IBM for any reasonable costs and other amounts that IBM may incur from Customer’s failure to comply with the AUP.

10.6	Liability

In no event shall any IBM subsidiary or affiliate of an IBM subcontractor have any liability under this SOW as a result of the actions or omissions of IBM or its subcontractors. Customer agrees to indemnify IBM and its subcontractors, IBM subsidiaries, and their respective officers, directors, employees and agents, from and against any and all claims, liabilities (including third party claims and liabilities), damages, losses, costs and expenses (including, but not limited to, reasonable costs and attorneys’ fees) arising out of or relating to any information or content passing through the Services hereunder.

10.7	Regulatory Services

IBM does not operate as a provider of services regulated by the Federal Communications Commission (“FCC”) or state regulatory authorities (“State Regulators”), and does not intend to provide any services which are regulated by the FCC or State Regulators. If the FCC or any State Regulator imposes regulatory requirements or obligations on any services provided by IBM hereunder, IBM may change the way in which such services are provided to Customer to avoid the application of such requirements or obligations to IBM (for example, by acting as Customer’s agent for acquiring such services from a third party common carrier.)

IBM agrees to provide the Services, as detailed in this SOW and its Schedule, provided you accept this SOW and its Schedule without modification by signing in the space provided below on or before February 11, 2011.

By signing this SOW by hand or where recognized by law, electronically, Customer confirms that Customer has read and accepts, without modification, the terms of this SOW, as well as its Schedule and the Agreement identified herein. All such documents are incorporated by reference into this SOW. If there is a conflict among the terms in the various documents then, 1) the terms of the SOW prevail over those of the Agreement, and 2) the terms of its Schedule prevail over those of the SOW and the Agreement.

This SOW, its Schedule, and the Agreement are the complete agreement between Customer and IBM regarding the Services, and replace any prior oral or written communications between Customer and IBM. Accordingly, in entering into this SOW, neither party is relying upon any representation that is not specified in this SOW including without limitation, any representations concerning 1) estimated completion dates, hours, or charges to provide any Service; 2) the experiences of other customers; or 3) results or savings Customer may achieve.

	Agreed to:		Agreed to:

	EXA Corporation		International Business Machine Corporation

By:	/s/ Edmond L. Furlong	By:	/s/ Kevin Paulsen
	Authorized Signature		Authorized Signature

	Name (type or print) Edmond L. Furlong		Name (type or print) Kevin Paulsen

	Date: 2/11/11		Date: 2/11/11

	Customer identification number: 2894028		Agreement number: HW67293

	Customer address:		IBM address:

	55 Network Drive Burlington, MA 01803		IBM Corporation BCRS Contract Operations P.O. Box 700 Suffern, NY 10901-0700